CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED

Exhibit 10.30.1

Execution Version

AMENDMENT NUMBER ONE

to the

Amended and Restated Mortgage Loan Participation Purchase and Sale Agreement

dated as of July 17, 2015

between

BANK OF AMERICA, N.A.

and

LOANDEPOT.COM, LLC

This AMENDMENT NUMBER ONE (this “Amendment”) is made as of the 4th day of November, 2015 (the “Effective Date”), by and between Bank of America, N.A. (“Purchaser”) and loanDepot.com, LLC (“Seller”) to the Amended and Restated Mortgage Loan Participation Purchase and Sale Agreement, dated as of July 17, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), between Purchaser and Seller.

WHEREAS, Seller has requested and Purchaser agrees to amend the Agreement as more specifically set forth herein; and

WHEREAS, as of the Effective Date, Seller represents to Purchaser that, after giving effect to this Amendment, it is in compliance with all of the representations and warranties and all of the affirmative and negative covenants set forth in the Agreement and is not in default under the Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and for the mutual covenants herein contained, the parties hereto hereby agree as follows:

SECTION 1. Amendments. Effective as of the Effective Date, the Agreement is hereby amended as follows:

(a) Section 1 of the Agreement is hereby amended by inserting the following new definitions in the appropriate alphabetical order:

“IPO” shall mean the initial public offering of shares of Class A common stock of LD Corp. on the terms and conditions set forth in the S-1 Filing, and the transactions related thereto as set forth in the S-1 Filing.

“LD Corp.” shall mean loanDepot, Inc., a Delaware corporation.

“LD Holdings” shall mean loanDepot Holdings, LLC, a Delaware limited liability company.

“LD Intermediate” shall mean LD Intermediate, LLC, a Delaware limited liability company.

“Permitted Distributions” shall mean (a) distributions made from the proceeds of the IPO as set forth in the section entitled “Use of Proceeds” in the S-1 Filing, (b) distributions to LD Corp., LD Holdings or LD Intermediate or any of their respective subsidiaries to pay for or reimburse any them for (i) customary compensation, fees and expense reimbursements to their respective directors, officers and managers (ii) costs and expenses related to (A) compliance with Sarbanes-Oxley and other applicable securities laws (including, without limitation, the costs of any reporting requirements in connection with such compliance), (B) investor relations, shareholder meetings and shareholder reporting, (C) the acquisition and maintenance of customary directors and officers insurance, (D) listing fees, (E) corporate overhead costs (including, without limitation, the costs of audits) and costs related to maintenance of corporate existence, and (F) executive, legal and professional fees associated with the foregoing, and (c) Permitted Tax Distributions.

“Permitted Tax Distributions” shall mean distributions to the extent necessary to enable LD Holdings to make distributions under Section 4.1(a) of its Limited Liability Company Agreement.

“Restructuring Transactions” shall mean the following transactions undertaken in connection with the IPO: (a) the creation of LD Holdings and LD Intermediate, a wholly-owned subsidiary of LD Holdings, (b) the assignment to LD Holdings and LD Intermediate of all of the equity of Seller, such that following such assignment LD Holdings would own not less than 99% of the equity in Seller, and LD Intermediate would own 1% or less of the equity in Seller, (c) the ownership of all of the equity of LD Holdings by (i) LD Corp., and (ii) certain of the pre-IPO owners of Seller, and (d) the ownership of LD Corp. by certain of the pre-IPO owners of Seller and the investors in the public shares under the IPO.

“S-1 Filing” shall mean the Form S-1 Registration Statement dated as of October 8, 2015, filed by LD Corp. with the Securities and Exchange Commission, as amended, restated, supplemented or otherwise modified from time to time prior to the IPO.

“Use of IPO Proceeds” shall mean the use of proceeds from the IPO set forth in the section entitled “Use of Proceeds” in the S-1 Filing.

(b) Section 10(a)(iv)(6) of the Agreement is hereby amended and restated in its entirety as follows:

(6) If applicable and at the request of Purchaser, and provided such documents are not available on the SEC’s EDGAR website, copies of any 10-Ks, 10-Qs, registration statements and other “corporate finance” SEC filings by LD Corp. within the earlier of (i) with respect to the annual statements, one hundred and five (105) days after the end of the fiscal year of LD Corp.; (ii) with respect to the quarterly statements for the first three (3) fiscal quarters of each fiscal year, fifty (50) days after the end of such fiscal quarter of LD Corp.; and (iii) five (5) Business Days of their filing with the SEC.

(c) Section 10 of the Agreement is hereby amended by deleting Subsections (j) and (l) thereunder in their respective entirety and replacing them with the following new Subsections (modified text underlined for review purposes):

(j) Seller’s Tangible Net Worth shall not be less than [***] provided, that Seller’s Tangible Net Worth shall increase on April 1, 2016, by the product of (A) [***] and (B) an amount equal to the excess of the Net Income of Seller from the prior fiscal year over Tax Distributions related to such fiscal year (to the extent that such Tax Distributions did not reduce the amount of Net Income of Seller). In making the calculations of Net Income for the purpose set forth in the preceding sentence, “earn out” payments to sellers of assets or stock to

Seller in connection with any acquisition or other investment shall be treated as an expense of Seller. The ratio of Seller’s Total Liabilities to Tangible Net Worth shall not at any time be greater than. [***] Seller’s Liquidity shall not at any time be less than [***]. Seller shall at all times report pre-tax Net Income, on a quarterly basis, (minus to the extent not already deducted in calculating net income for the related quarter, an amount equal to distributions described in clause (b) of the definition of Permitted Distributions made by the Seller during the related quarter), in an amount greater than $0.

(l) Seller may, without the prior written consent of Purchaser, declare and pay dividends to its shareholders, members, partners or owners provided that a Potential Default or an Event of Default is not existing and will not occur as a result. Notwithstanding the forgoing, Permitted Distributions may be made at any time.

SECTION 2. Consents. As of the Effective Date, Purchaser hereby (a) consents to the IPO, the Restructuring Transactions and the Use of IPO Proceeds insofar as such consent is required pursuant to Section 10 of the Agreement, and (b) agrees and confirms that none of the IPO, the Restructuring Transactions or the Use of IPO Proceeds constitutes or shall constitute a violation, breach, Potential Default or Event of Default under the Agreement, any other Program Document or any other document or instrument executed in connection therewith.

SECTION 3. Condition Precedent. As a condition precedent to the effectiveness of this Amendment, Seller hereby agrees that the IPO and related Restructuring Transactions shall have occurred. For the avoidance of doubt, to the extent that the IPO and the related Restructuring Transactions do not occur by December 31, 2015, this Amendment shall be rescinded and be of no force and effect.

SECTION 4. Fees and Expenses. The Seller agrees to pay to Purchaser all fees and out of pocket expenses incurred by Purchaser in connection with this Amendment, including all reasonable fees and out of pocket costs and expenses of the legal counsel to Purchaser incurred in connection with this Amendment, in accordance with Section 22(a) of the Agreement.

SECTION 5. Defined Terms. Any terms capitalized but not otherwise defined herein should have the respective meanings set forth in the Agreement.

SECTION 6. Limited Effect. Except as amended hereby, the Agreement shall continue in full force and effect in accordance with its terms. Reference to this Amendment need not be made in the Agreement or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to, or with respect to, the Agreement, any reference in any of such items to the Agreement being sufficient to refer to the Agreement as amended hereby.

SECTION 7. Representations. In order to induce Purchaser to execute and deliver this Amendment, Seller hereby represents to Purchaser that as of the date hereof, after giving effect to this Amendment, (i) Seller is in full compliance with all of the terms and conditions of the Program Documents and remains bound by the terms thereof, and (ii) no Potential Default or Event of Default or servicing termination event (as described in Section 6(f) of the Agreement) has occurred and is continuing under the Program Documents.

SECTION 8. Governing Law. This Amendment shall be construed in accordance with the laws of the State of New York without regard to any conflicts of law provisions (except for Section 5-1401 of the New York General Obligations Law) and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with the laws of the State of New York, except to the extent preempted by federal law.

SECTION 9. Severability. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

SECTION 10. Counterparts. For the purpose of facilitating the execution of this Amendment, and for other purposes, this Amendment may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. The parties intend that faxed signatures and electronically imaged signatures such as .pdf files shall constitute original signatures and are binding on all parties. The original documents shall be promptly delivered, if requested.

[REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, Purchaser and Seller have caused this Amendment to be executed and delivered by their duly authorized officers as of the day and year first above written.

BANK OF AMERICA, N.A., as Purchaser	LOANDEPOT.COM, LLC, as Seller

By:	By:
Name:	Name:
Title:	Title:

Signature Page to Amendment No. 1 to EPF